Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Claims Evaluation, Inc. and Subsidiary:

We consent to the incorporation by reference in this registration statement on Form S-8 of American Claims Evaluation, Inc. and Subsidiary of our report dated June 18, 2007 on the consolidated balance sheets of American Claims Evaluation, Inc. and Subsidiary as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the March 31, 2007 annual report on Form 10-KSB of American Claims Evaluation, Inc. and Subsidiary.

/s/ J.H. Cohn LLP

Jericho, New York
November 14, 2007